Exhibit 77(c)

Lord Abbett Mid-Cap Value Fund, Inc.

Supplemental Proxy Information

(Unaudited)

A meeting of the Funds' shareholders was held on December 18, 2006. The meeting was held for the purpose of approving the election of the nine (9) Directors:

      o  E. Thayer Bigelow
      o  William H.T. Bush
      o  Robert B. Calhoun, Jr.
      o  Robert S. Dow
      o  Daria L. Foster
      o  Julie A. Hill
      o  Franklin W. Hobbs
      o  Thomas J. Neff
      o  James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

                        Votes             Votes            Votes
Matter                  For               Against          Withheld  Abstentions
------                  ---               -------          --------  -----------
E. Thayer Bigelow       256,357,098.546   1,770,020.177    --        --
William H.T. Bush       256,321,675.167   1,805,443.556    --        --
Robert B. Calhoun, Jr.  256,511,248.064   1,615,870.659    --        --
Robert S. Dow           255,955,008.826   2,172,109.897    --        --
Daria L. Foster         255,930,798.133   2,196,320.590    --        --
Julie A. Hill           256,436,507.008   1,690,611.715    --        --
Franklin W. Hobbs       256,515,506.740   1,611,611.983    --        --
Thomas J. Neff          256,353,065.552   1,774,053.171    --        --
James L.L. Tullis       256,430,569.896   1,696,548.827    --        --